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Inspire V: 20% reduced implant time, improved therapy performance, fewer revisions, & future innovation

Therapy Evolution Built-in
- Multiple electrodes capability
- Enables new stim targets and sensing features

Consistent Long Battery Life of 11 years on average


Inspire
Sleep Apnea Innovation
SN TML050419L
Model 3150
Inspire Medical Systems

Flexible Software Platform
- Downloadable features for clinical studies and field upgrades
- Future features could include posture-responsive therapy, auto start/pause, AHI detection



State of the Art Technology
- Allows stim of multiple targets
- Multiple Sensing Modes





Proven Cybersecurity





Sensor Performance


Current Sensor
Inspire V

SleepSync™ Connectivity
- Support for future remote programming
- Remote software updates for all components

Inspire

Inspire V Accelerometer Performance Data Presented SLEEP 2024

Inspire V Singapore Data Presented SLEEP 2025

Efficacy of Inspire in Supine AHI Presented SLEEP 2025

Closed-Loop System: Inspire V Sensing *Embedded video in presentation – please see attached transcript*

Inspire V Full launch May 2025

Inspire Medical Systems, Inc. We are a medical technology company committed to enhancing patient lives through sleep innovation “Put the pat ient f i r s t and you wi l l never lose your way.” Demonstrate Operational Excellence Drive Therapy Adoption Strengthen Organizational Culture Focused on Outcomes. Fueled by Innovation. Grounded in Integrity. Committed to Compliance. Leading with Respect. Positively Persistent.

No mask. No hose. Just sleep. www.inspiresleep.com ®

Closed-Loop System: Inspire V Sensing (Video Transcript, page 1 of 4) :07 With the release of Inspire 5, one of the most exciting new features is the change in how Inspires respiration sensing technology works. 0:16 With Inspire 4, respiration was detected using our proprietary pressure sensor Lead. 0:22 Inspire 5 has incorporated all our collective knowledge and experience about how to measure a patient's breathing pattern directly inside the generator using an accelerometer. 0:32 With this innovation, there is one less lead implanted in the body and the implant procedure is simplified. 0:39 Sensing a patient's breathing pattern has always been critical to ensuring effective treatment with upper airway stimulation. 0:46 You may be wondering, why is respiration sensing needed at all? 0:50 Why not just leave stimulation on permanently? 0:53 Unfortunately, leaving stimulation on for the whole night leads to tongue muscle fatigue. 0:59 Imagine trying to hold a 5 LB weight in your hand indefinitely. 1:03 You will be putting that weight down faster than you think. 1:06 The tongue muscle is no different. 1:08 It needs time to rest.

1:11 This is why Inspire is designed to turn on and off with the patient's breathing cycle. 1:16 We have already established the tongue needs to rest after stimulation. 1:21 Since we have to turn stimulation on and off to rest the tongue, does it then matter when stimulation is actually on? 1:28 Why can't we just run stimulation in a pacemaker like mode without needing to detect respiration? 1:35 Obstructive sleep apnea is a difficult problem to solve. 1:39 A patient's airway is dynamic and once it closes, it can be very difficult to reopen it. 1:44 Indeed, the collapse cascade for obstructive sleep apnea begins during the late exhalation phase of breathing and continues through the inhalation phase. 1:53 This is the most vulnerable time for the airway and is the time when it is most prone to collapse. 1:59 It stands to reason that we should target that. 2:02 In the breathing cycle. 2:04 In 1996, Doctor Alan Schwartz and his team at Johns Hopkins proved that rhythmic stimulation targeting the inhalation phase of breathing could stabilize OSA. 2:15 Their research was verified by INSPIRE during the STAR trial, but we also learned that turning on stimulation during the late exhalation phase was critical for success. Closed-Loop System: Inspire V Sensing (Video Transcript, page 2 of 4)

2:25 It is important to deliver stimulation before the collapse cascade of OSA begins. 2:30 Inspires sensing algorithm is designed to provide stimulation during this vulnerable period of breathing and relax the tongue during the beginning of the following exhalation cycle. 2:42 As such, INSPIRE delivers stimulation during most of inhalation and some of exhalation for most breaths. 2:49 This allows some flexibility for the algorithm to adapt to different sleep states, body positions, and breathing patterns. 2:56 Here is a patient example from a sleep study who is having frequent obstructive events because stimulation was not well synchronized. 3:04 After some simple programming adjustments to the sensing settings, this patient's obstructive events resolved. 3:11 Fortunately, the default sensing settings work for the majority of patients and it is very rare that we need to change these settings from their defaults. 3:20 Here is another example. 3:21 Look how the inspiratory flow is limited because stimulation is not capturing inhalation. 3:27 You can see how much the airflow is improved after stimulation is moved to the correct portion of the breathing cycle. 3:34 There have also been several peer reviewed publications that have studied what happens when you do not have well timed sensing. 3:42 In 2019, Doctor Stefan and colleagues examine the effects of poor stimulation timing in three separate patients. Closed-Loop System: Inspire V Sensing (Video Transcript, page 3 of 4)

3:48 By inverting the sensing signal and reducing the sensitivity to breathing cycle detection, they observed worsening in ODIAHI and especially supine AHI. 4:01 These outcomes return to their treatment levels when the settings were corrected in future sleep studies, the authors concluded correct respiratory signaling supports controlling OSA. 4:12 In summary, constant stimulation can cause muscle fatigue. 4:17 Timing of stimulation is critical to target the most vulnerable portion of the breathing cycle to prevent airway collapse. 4:24 INSPIRE 5 uses an accelerometer inside the generator to monitor the patient's breathing cycle. 4:30 Inspire is committed to providing the most cutting-edge technology for our providers and patients. 4:36 Inspire 5's new accelerometer-based sensing not only makes the implant easier, but it continues to deliver stimulation at the right time to ensure the best possible patient outcomes. Closed-Loop System: Inspire V Sensing (Video Transcript, page 4 of 4)